Exhibit 23.1

Plante & Moran, PLLC Suite 300 19716 Hall Road Clinton Township, MI 48038 Tel: 586.416.4900 Fax: 586.416.4901 plantemoran.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rockwell Medical Technologies, Inc. on Amendment No. 1 to Form S-3 of our reports dated March 5, 2012 on the consolidated financial statements and related financial statement schedule of Rockwell Medical Technologies, Inc. as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, appearing in the Annual Report on Form 10-K of Rockwell Medical Technologies, Inc. for the year ended December 31, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Clinton Township, Michigan

May 23, 2012